Exhibit 99.03



UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information adjusts the historical consolidated balance sheets and statements of income of NSP after giving effect to their proposed business combination transaction with WEC (the
Transaction) to form Primergy and a new subsidiary structure.
The unaudited pro forma condensed balance sheets at Dec. 31, 1995 give effect to the Transaction as if it had occurred on that date. The unaudited pro forma condensed statements of income for each of the three years in the period ended Dec. 31, 1995 give effect to the Transaction as if it had occurred at Jan. 1, 1993. These statements are prepared on the basis of accounting for the Transaction as a pooling of interests and are based on the assumptions set forth in the notes thereto.

     The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of NSP. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Transaction been consummated on the date, or at the beginning of the periods, for which the Transaction is being given effect nor is it necessarily indicative of future operating results or financial position.

New NSP Pro Forma Condensed Information

     The pro forma financial information adjusts the historical financial statements of NSP after giving effect to the Transaction, including the reincorporation of NSP in Wisconsin, the merger of the Wisconsin Company into Wisconsin Energy
Company, and the transfer of ownership of all of the current NSP subsidiaries to Primergy.


            NEW NSP
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
TWELVE MONTHS ENDED DECEMBER 31, 1995
         (In thousands)

                                               Pro Forma Adjustments
                                     NSP       See  Reincorp.      NSP-W         All                 Pro Forma
                                 (As Reported) Note   Merger    Divestiture     Other      Total      New NSP

Utility Operating Revenues
  Electric                         $2,142,770  2,4          $0     ($380,724)  $257,785  ($122,939)  $2,019,831
  Gas                                 425,814  2,4           0       (78,058)   (11,674)   (89,732)     336,083
     Total Operating Revenues       2,568,584                0      (458,782)   246,111   (212,671)   2,355,913


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                   570,245  2,4           0      (178,446)   221,962     43,516      613,761
  Cost of Gas Sold & Transported      256,758  2,4           0       (52,356)     4,466    (47,890)     208,868
  Other Operation                     560,734  2,4           0       (79,472)    31,084    (48,388)     512,346
  Maintenance                         158,203  2             0       (20,780)    (1,777)   (22,557)     135,646
  Depreciation and Amortization       290,184  2             0       (33,059)    (1,166)   (34,225)     255,959
  Taxes Other Than Income Taxes       239,433  2             0       (14,109)    (1,837)   (15,946)     223,487
  Income Taxes                        147,148  2             0       (24,662)    (1,032)   (25,694)     121,454
     Total Operating Expenses       2,222,705                0      (402,884)   251,699   (151,185)   2,071,520

Utility Operating Income              345,879                0       (55,898)    (5,587)   (61,486)     284,394

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                         59,067  2             0        (1,162)   (57,905)   (59,067)           0
  Other Income and Deductions - Net    (6,261) 2,3           0        (1,259)    18,145     16,886       10,625
       Total Other Income (Expense)    52,806                0        (2,421)   (39,760)   (42,181)      10,626

Income before Interest Charges        398,685                0       (58,319)   (45,347)  (103,666)     295,019

Interest Charges                      122,890  2,3           0       (19,102)   (11,629)   (30,731)      92,159

     Net Income                       275,795                0       (39,217)   (33,718)   (72,935)     202,860

Preferred Dividends                    12,449                0             0          0          0       12,449
Earnings Available for Common
    Stockholders                     $263,346               $0      ($39,217)  ($33,718)  ($72,935)    $190,411



See accompanying notes to unaudited pro forma New NSP condensed financial statements.


            NEW NSP
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
TWELVE MONTHS ENDED DECEMBER 31, 1994
         (In thousands)

                                               Pro Forma Adjustments
                                     NSP       See  Reincorp.      NSP-W        All                   Pro Forma
                                 (As Reported) Note   Merger    Divestiture    Other       Total       New NSP

Utility Operating Revenues
  Electric                         $2,066,644  2,4          $0    ($374,777)  $260,392     ($114,385) $1,952,259
  Gas                                 419,903  2,4           0      (76,715)   (12,485)      (89,200)    330,703
     Total Operating Revenues       2,486,547                0     (451,492)   247,907      (203,585)  2,282,962


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                   570,880  2,4           0     (179,558)   223,109        43,551     614,431
  Cost of Gas Sold & Transported      263,905  2,4           0      (53,484)     2,657       (50,827)    213,078
  Other Operation                     535,706  2,4           0      (77,958)    31,168       (46,790)    488,916
  Maintenance                         170,145  2             0      (22,385)    (1,344)      (23,729)    146,416
  Depreciation and Amortization       273,801  2             0      (30,736)    (1,054)      (31,790)    242,011
  Taxes Other Than Income Taxes       234,564  2             0      (13,710)    (1,905)      (15,615)    218,949
  Income Taxes                        129,228  2             0      (19,077)    (1,046)      (20,123)    109,105
     Total Operating Expenses       2,178,229                0     (396,908)   251,585      (145,323)  2,032,906

Utility Operating Income              308,318                0      (54,584)    (3,678)      (58,262)    250,056

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                         41,709  2             0         (429)   (41,280)      (41,709)          0
  Other Income and Deductions - Net       663  2,3           0       (1,106)     3,221         2,115       2,778
       Total Other Income (Expense)    42,372                0       (1,535)   (38,059)      (39,594)      2,778

Income before Interest Charges        350,690                0      (56,119)   (41,737)      (97,856)    252,834

Interest Charges                      107,215  2,3           0      (17,574)    (9,829)      (27,403)     79,812

     Net Income                       243,475                0      (38,545)   (31,908)      (70,453)    173,022

Preferred Dividends                    12,364                0            0          0             0      12,364
Earnings Available for Common
    Stockholders                     $231,111               $0     ($38,545)  ($31,908)     ($70,453)   $160,658



See accompanying notes to unaudited pro forma New NSP condensed financial statements.


           NEW NSP
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
TWELVE MONTHS ENDED DECEMBER 31, 1993
         (In thousands)

                                               Pro Forma Adjustments
                                     NSP       See  Reincorp.      NSP-W         All                    Pro Forma
                                 (As Reported) Note   Merger    Divestiture     Other       Total        New NSP

Utility Operating Revenues
  Electric                         $1,974,916  2,4          $0     ($362,473)  $247,392     ($115,081)  $1,859,835
  Gas                                 429,076  2,4           0       (72,760)    (8,695)      (81,455)     347,621
     Total Operating Revenues       2,403,992                0      (435,233)   238,697      (196,536)   2,207,456


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                   524,126  2,4           0      (165,695)   209,357        43,662      567,788
  Cost of Gas Sold & Transported      282,036  2,4           0       (51,501)       323       (51,178)     230,858
  Other Operation                     516,560  2,4           0       (76,749)    34,209       (42,540)     474,020
  Maintenance                         161,413  2             0       (21,703)      (863)      (22,566)     138,847
  Depreciation and Amortization       264,517  2             0       (28,585)      (602)      (29,187)     235,330
  Taxes Other Than Income Taxes       223,108  2             0       (13,091)    (1,072)      (14,163)     208,945
  Income Taxes                        128,346  2             0       (23,103)      (998)      (24,101)     104,245
     Total Operating Expenses       2,100,106                0      (380,427)   240,354      (140,073)   1,960,033

Utility Operating Income              303,886                0       (54,806)    (1,657)      (56,463)     247,423

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                          3,030  2             0          (335)    (2,695)       (3,030)           0
  Other Income and Deductions - Net    12,916  2,3           0        (1,203)      (123)       (1,326)      11,590
       Total Other Income (Expense)    15,946                0        (1,538)    (2,818)       (4,356)      11,590

Income before Interest Charges        319,832                0       (56,344)    (4,475)      (60,819)     259,013

Interest Charges                      108,092  2,3           0       (18,338)    (2,645)      (20,983)      87,109

     Net Income                       211,740                0       (38,006)    (1,830)      (39,836)     171,904

Preferred Dividends                    14,580                0             0          0             0       14,580
Earnings Available for Common
    Stockholders                     $197,160               $0      ($38,006)   ($1,830)     ($39,836)    $157,324



See accompanying notes to unaudited pro forma New NSP condensed financial statements.


                  NEW NSP
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
             DECEMBER 31, 1995
              (In thousands)
                                                            Pro Forma Adjustments
                                                  NSP       See Reincorp.     NSP-W          All                       Pro Forma
                                             (As Reported) Note  Merger    Divestiture      Other         Total         New NSP

                  ASSETS
UTILITY PLANT
  Electric                                      $6,553,383   2        $0       ($864,514)         $0      ($864,514)    $5,688,869
  Gas                                              710,035  2,5        0         (94,425)   (114,053)      (208,478)       501,557
  Other                                            299,585   2         0         (63,758)          0        (63,758)       235,827
      Total                                      7,563,003             0      (1,022,697)   (114,053)    (1,136,750)     6,426,253
    Accumulated provision for depreciation      (3,343,760) 2,5        0         370,634      73,483        444,117     (2,899,643)
  Nuclear fuel - net                                91,098             0               0           0              0         91,098
      Net utility plant                          4,310,341             0        (652,063)    (40,570)      (692,633)     3,617,708

CURRENT ASSETS
  Cash and cash equivalents                         28,794  2          0            (247)    (21,609)       (21,856)         6,938
  Accounts receivable - net                        360,577 2,3,4       0         (43,134)    (46,604)       (89,738)       270,839
  Accrued utility revenues                         112,650  2          0         (18,665)          0        (18,665)        93,985
  Fossil fuel inventories                           43,941  2          0          (6,689)          0         (6,689)        37,252
  Material & supplies inventories                  100,607  2          0          (5,561)     (2,329)        (7,890)        92,717
  Prepayments and other                             57,894  2          0         (11,295)    (13,075)       (24,370)        33,524
    Total current assets                           704,463             0         (85,591)    (83,617)      (169,208)       535,255

OTHER ASSETS
  Regulatory assets                                374,212  2          0         (34,704)       (504)       (35,208)       339,004
  External decommissioning fund                    203,625             0               0           0              0        203,625
  Investments in non-regulated projects
    and other investments                          289,495  2,3        0          (6,429)   (264,254)      (270,683)        18,812
  Non-regulated property - net                     177,598  2          0          (2,789)   (148,600)      (151,389)        26,209
  Intangible assets and other                      168,851  2          0          (9,322)    (63,938)       (73,260)        95,591
     Total other assets                          1,213,781             0         (53,244)   (477,296)      (530,540)       683,241

      TOTAL ASSETS                              $6,228,585            $0       ($790,898)  ($601,483)   ($1,392,381)    $4,836,204



          LIABILITIES AND EQUITY
CAPITALIZATION
    Common stock                                  $170,440  1,2       $0        ($86,200)    $86,200             $0       $170,440
    Other stockholders' equity                   1,856,951  1,2        0        (232,099)   (473,330)      (705,429)     1,151,522
      Total common stock equity                  2,027,391             0        (318,299)   (387,130)      (705,429)     1,321,962

  Cumulative preferred stock and premium           240,469             0               0           0              0        240,469
  Long-term debt                                 1,542,286  2,3        0        (213,235)   (143,324)      (356,559)     1,185,727
      Total capitalization                       3,810,146             0        (531,534)   (530,454)    (1,061,988)     2,748,158

CURRENT LIABILITIES
  Current portion of long-term debt                167,360  2          0               0      (7,450)        (7,450)       159,910
  Short-term debt                                  216,194  2,3        0         (50,900)        (17)       (50,917)       165,277
  Accounts payable                                 246,051  2,4        0         (28,341)    (19,245)       (47,586)       198,465
  Taxes accrued                                    202,777  2          0          (5,648)     (4,057)        (9,705)       193,072
  Other accrued liabilities                        158,991  2          0         (17,373)     (5,337)       (22,710)       136,281
      Total current liabilities                    991,373             0        (102,262)    (36,106)      (138,368)       853,005

OTHER LIABILITIES
  Deferred income taxes                            841,153  2          0        (100,227)    (20,360)      (120,587)       720,566
  Deferred investment tax credits                  161,513  2          0         (21,205)     (2,069)       (23,274)       138,239
  Regulatory liabilities                           242,787  2          0         (18,430)       (155)       (18,585)       224,202
  Other liabilities and deferred credits           181,613  2          0         (17,240)    (12,339)       (29,579)       152,034
     Total other liabilities                     1,427,066             0        (157,102)    (34,923)      (192,025)     1,235,041

        TOTAL LIABILITIES AND EQUITY            $6,228,585            $0       ($790,898)  ($601,483)   ($1,392,381)    $4,836,204


See accompanying notes to unaudited pro forma New NSP condensed financial statements.


NEW NSP
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. NSP common stock with a $2.50 par value will be canceled and replaced with common stock of New NSP, which will be issued to Primergy, with the same $2.50 par value. As a result, no pro forma adjustments were necessary for stock activity related to the Transaction.

2. Subsidiary assets, liabilities, equity and results of operations have been eliminated from consolidated NSP amounts to reflect the merger of NSP-W into Wisconsin Energy Company and the transfer of ownership and control of all other subsidiaries from NSP to Primergy. Primergy's equity investment in New NSP is assumed to reflect the reduction in net assets related to the merger of NSP-W into Wisconsin Energy Company and transfer of investments in other subsidiaries from NSP to Primergy.

3. NSP financing of subsidiary capital and cash flow requirements has been adjusted to reflect the transfer of such items to Primergy. Pro forma adjustments reflect the elimination of (a) notes receivable and advances from subsidiaries; (b) NSP debt incurred to finance the notes and advances; (c) interest income earned on the notes and advances; and (d) interest expense accrued on the debt incurred to finance the notes and advances.

4. After the Transaction, NSP will not retain ownership of subsidiaries currently being consolidated. Consequently, intercompany transactions between NSP and its current subsidiaries have not been eliminated in the pro forma financial statements.

     The most significant intercompany transactions are power sales to and purchases from the Wisconsin Company pursuant to an interchange agreement with NSP. The interchange pricing and cost sharing arrangements are expected to be restructured as a result of the Transaction. However, at this time the amount of any changes to interchange power purchases or sales cannot be estimated. Consequently, no pro forma adjustments have been made to operating revenues, operating expenses, or accounts receivable from (or payable to) associated companies for the effects of interchange restructuring.

5. The Merger Agreement provides that certain gas utility properties and operations in Wisconsin (currently owned by the Wisconsin Company) will be transferred to New NSP as part of the Transaction. Pro forma adjustments have not been made for this transfer due to immateriality. As of Dec. 31, 1995, the properties to be transferred include utility plant with a net book value of approximately $18 million. For the years ended Dec. 31, 1995, 1994 and 1993, the operations to be transferred generated revenues of approximately $29 million, $27 million and $28 million, respectively. The amount of related operating expenses have not been quantified. This transfer is to ensure compliance with certain provisions of the Wisconsin Holding Company Act. The assets and liabilities to be transferred are expected to relate to gas utility properties directly contiguous to NSP's utility service territory in Minnesota.

6. Certain reclassifications have been made to the 1994 and 1993 NSP financial statements to conform with the 1995 presentation. These reclassifications had no effect on net income or earnings per share.

7. The allocation between NSP and WEC and their customers of the estimated cost savings resulting from the Transaction, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of these estimated cost savings, the costs to achieve such savings, or the transaction costs have been reflected in the pro forma condensed financial statements.